UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 17, 2026

Catalyst Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-40893	86-2411762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

235 N. Court Street, Opelousas, Louisiana	70570
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(337) 948-3033

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CLST	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangement

On August 17, 2026, Catalyst Bank (the “Bank”), the wholly owned subsidiary of Catalyst Bancorp, Inc. (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Joseph B. Zanco,  President and Chief Executive Officer. The term of the Employment Agreement commences on August 17, 2026 (the expiration date of Mr. Zanco’s previous employment agreement) and will expire on August 17, 2029, unless renewed or extended. Any such renewal or extension of the agreement will be reflected in an amendment or supplement to such agreement.

Pursuant to the Employment Agreement, Mr. Zanco agrees to continue his service as President and Chief Executive Officer of the Bank for a term of three years ending August 17, 2029. Prior to the expiration of the term of the agreement, the Board of Directors will review the agreement to determine whether to extend the term of the Employment Agreement for three additional years or such other time period mutually agreed upon. The Employment Agreement provides for a base salary of $350,000, which may be increased at the discretion of the Board of Directors of Catalyst Bank.

The Employment Agreement provides that Catalyst Bank will offer Mr. Zanco the maximum allocation allowed for stock options and restricted stock awards under established stock-based benefit plans (currently 25% of the stock compensation pools). In addition to life insurance benefits applicable for all employees, Mr. Zanco receives additional life insurance of $500,000 payable to his spouse or other beneficiary upon his death. The Employment Agreement also provides that Mr. Zanco will continue to receive a supplemental benefit of $750,000, vesting over 15 years pursuant to his Restricted Executive Benefit Agreement entered into on October 22, 2020.

The Employment Agreement is terminable with or without cause by Catalyst Bank. Mr. Zanco has no right to compensation or other benefits pursuant to the employment agreement for any period after termination for cause, except for benefits that have vested and been earned prior to termination. The employment agreement provides that in the event of an involuntary termination of employment (including a voluntary termination by Mr. Zanco as a result of a material breach of the agreement by Catalyst Bank or for “good reason”, including a change in the executive’s position, salary or duties without his consent), Mr. Zanco would be entitled to (1) a lump sum cash severance payment which is equal to twelve months of his base salary as of the date of termination, subject to Mr. Zanco executing a release of any claims against Catalyst Bank or its affiliates and (2) continued health insurance coverage until the earlier of twelve months or the date he receives substantially similar benefits from another employer.

The Employment Agreement provides that if Mr. Zanco’s employment terminates without cause or with good reason on the effective date of a change in control, as defined in the agreement, or within 30 calendar days after a change in control, then Mr. Zanco would be entitled to (1) a lump sum cash severance payment equal to 36 months of the greater of his base salary at the time of the change in control or the date of his termination and (2) continued health insurance coverage until the earlier of 36 months or the date he receives substantially similar benefits from another employer. If the agreement terminates as a result of Mr. Zanco’s death, his estate or beneficiary will be paid his base salary for twelve weeks and continued health coverage for his family over the same period.

The foregoing description is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are included herein:

Exhibit Number	Description
10.1	Employment Agreement, by and among Catalyst Bank and Joseph Zanco
104	Cover Page Interactive Data File. Embedded within the Inline XBRL document.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BANCORP, INC.

Date:	August 18, 2026	By:	/s/ Joseph B. Zanco
Joseph B. Zanco
President and Chief Executive Officer

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